INDEMNIFICATION AGREEMENT

THIS INDEMNIFICATION AGREEMENT (the “Agreement”) is made and entered into as of November 24, 2025 by and among CleanSpark, Inc., a Nevada corporation (the “Company”), S. Matthew Schultz, a director of the Company (the “Director”), and the S M Schultz Irrevocable Trust, dated October 1, 2014 (the “Trust”).

WITNESSETH THAT:

WHEREAS, the Director is a duly elected member of the Company’s Board of Directors (the “Board”) and serves as Executive Chairman of the Board;

WHEREAS, the Director is the Grantor of the Trust;

WHEREAS, the Trust is the registered holder of 480,000 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), represented by original share certificates (Position IDs: 879 and 918) originally issued on October 6, 2014 and March 12, 2015, respectively, which share certificates the Director has advised the Company have been misplaced or lost (collectively, the “Lost Certificates”);

WHEREAS, in order to facilitate the issuance by Securities Transfer Corporation, the Company’s duly appointed transfer agent (the “Transfer Agent”) of share certificates (the “Replacement Certificates”) replacing the Lost Certificates to the Trust, the Transfer Agent has requested that the Company indemnify and hold harmless the Transfer Agent against any and all losses arising from the Lost Certificates and the Replacement Certificates (the “Company Indemnity”); and

WHEREAS, the Company is willing to provide the Company Indemnity on the condition that the Director and the Trust indemnify and hold harmless the Company and affiliates of the Company (together, the “Indemnified Parties” and each an “Indemnified Party”) against any and all losses arising from the Lost Certificates and the Replacement Certificates.

NOW, THEREFORE, in consideration of the Company’s facilitation of the reissuance of the Replacement Certificates, from and after the date hereof, the parties hereto agree as follows:

1.
Indemnity of the Indemnified Parties. The Director and the Trust hereby agree, jointly and severally, to hold harmless and indemnify each of the Indemnified Parties from and against any and all losses, damages, liabilities, judgments, awards, fines, penalties, interest, costs, or expenses of every kind whatsoever, including, without limitation, reasonable attorneys’ fees and disbursements, court costs, expenses of investigation, and costs of settlement, arising out of or relating to (i) any claim, demand, cause of action, suit, arbitration, governmental investigation, proceeding, or inquiry of whatever nature, whether civil, criminal, administrative, or investigative, and whether formal or informal (“Claims” and each a “Claim”) asserted against any of the Indemnified Parties that is based upon, arises out of, or relates to (i) the Lost Certificates, (ii) the issuance of any Replacement Certificates, (iii) the Company Indemnity or (iv) any inaccuracy, breach, or failure of any representation, warranty, covenant, or agreement of the Director or the Trust contained in this Agreement (“Covered Losses”). To the extent any Indemnified Party makes any payment, advances any costs, or incurs any expense in connection with any Claim that constitutes a Covered Loss including any expense of or to the Transfer Agent pursuant to the Company Indemnity or otherwise, the Director or the Trust shall promptly, upon written demand, reimburse such Indemnified Party in full for the amount of such payment, cost, or expense, together with interest thereon at the lesser of (i) four and 55/100 percent (4.55%) per annum, or (ii) the maximum rate permitted by applicable law, accruing from the date such payment, cost, or expense was disbursed by the Indemnified Party until the date reimbursement is made in full.
2.
Conditions of Indemnification; Defense of Claims. If an Indemnified Party receives notice of the commencement or assertion of any Claim that may give rise to Covered Losses (a “Notice Claim”), the Company shall give the Director and the Trust prompt written notice of such Notice Claim; provided, however, that any delay or failure by the Company to give such notice shall not relieve either the Director or Trust of his or its obligations hereunder except to the extent the Director or the Trust is materially prejudiced thereby. The Director and the Trust shall have the right, at their own expense, to assume the defense, compromise, or settlement of any Notice Claim with counsel reasonably satisfactory to the Company. An Indemnified Party shall have the right to participate, at its own expense, in such defense. Neither the Director nor the Trust shall, without the prior written consent of the Indemnified Party (such consent not to be unreasonably withheld, delayed, or conditioned), settle or compromise any Notice Claim if such settlement (i) imposes any obligation, admission, or liability on any Indemnified Party, (ii) does not include a full release of such Indemnified Party with respect to all matters relating to such Notice Claim, or (iii) involves any injunctive or equitable relief against any Indemnified Party, or includes any admission of fault, culpability or failure to act on behalf of any Indemnified Party.
3.
Representations and Warranties of the Director and the Trust. The Director and the Trust hereby represent and warrant to the Company, jointly and severally, that: (a) the Trust is the beneficial and record owner of the Shares, free and clear of all liens, claims, encumbrances, and adverse interests; (b) the Director is the Grantor of the Trust and Sherree M. Schultz is a duly authorized trustee empowered to act on behalf of the Trust; (c) after having made a diligent search, neither the Director nor the Trust is able to locate the Lost Certificates; (d) the Trust has not assigned, pledged, hypothecated, or otherwise transferred any rights, title, or interest in the Shares; (e) no other person or entity has any right, title, claim, or interest in or to the Shares; (f) the Trust is a trust duly organized, existing and in good standing under the laws of its jurisdiction of organization, (g) the Trust is empowered under applicable laws and by its organizational documents to enter into and perform this Agreement, (h) the execution, delivery and performance of this Agreement by the Trust has been duly authorized by all necessary action; (i) the Director possesses the full legal capacity and authority to execute, deliver, and perform this Agreement; (j) this Agreement constitutes a legal, valid, and binding obligation of each of the Director and the Trust, enforceable against each of the Director and the Trust in accordance with its terms; (k) the execution, delivery, and performance of this Agreement by the Director and the Trust does not and will not violate or conflict with the Irrevocable Trust Agreement dated October 1, 2024 or any other agreement to which either the Director or the Trust is a party or any judgment, order, or law applicable to the Director or the Trust and (l) the execution, delivery and performance of this Agreement by the Trust do not and will not violate or conflict with any organizational document of the Trust.

4.
Duration of Agreement. All representations, warranties, agreements and obligations of the Director and the Trust contained herein shall survive for the maximum period permitted under applicable law.
5.
Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business or assets of the Company), permitted assigns, spouses, heirs, executors and personal and legal representatives. Notwithstanding the prior sentence, neither the Director or the Trust may assign, transfer or delegate any rights or obligations under this Agreement, by operation of law or otherwise, in whole or in part, and any purported assignment, transfer or delegation in violation of this restriction is void and unenforceable.
6.
Enforcement. Each of the Director and the Trust expressly confirm and agree that it has entered into this Agreement and assumes the obligations imposed on him or it hereby in order to induce the Company to facilitate the reissuance of the Replacement Certificates, and each of the Director and the Trust acknowledges that the Company is relying upon this Agreement in facilitating the reissuance of the Replacement Certificates, including by granting the Company Indemnity.
7.
No Third-Party Beneficiaries. The Indemnified Parties other than the Company shall be the third-party beneficiaries of Sections 1, 2 and 3 herein. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provisions hereof be enforced by, any other person, except as otherwise set forth in this Section 7.
8.
Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral, written and implied, between the parties hereto with respect to the subject matter hereof.
9.
Cumulative Remedies. The remedies provided herein are cumulative and not exclusive of any other remedies provided by law.
10.
Right of Setoff. In addition to and not in limitation of all rights of offset that the Company or any other Indemnified Party may have under applicable law, and whether or not the Company or any other Indemnified Party has made any demand hereunder, the Company and each other Indemnified Party shall have the right to set off and apply any and all amounts payable to the Director, whether such payments are due to the Director in cash, the common stock of the Company or otherwise, against any and all amounts paid or expenses incurred by the Company or any Indemnified Party pursuant to the Company Indemnity that are subject to reimbursement hereunder.
11.
Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision. Further, the invalidity or unenforceability of any provision hereof as to the Company shall in no way affect the validity or enforceability of any provision hereof as to the other.

12.
Modification and Waiver. No supplement, modification, termination or amendment of this Agreement shall be binding unless executed in writing by each of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.
13.
Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail (without notice of delivery failure) if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent:
(a)
To the Director or to the Trust at:

88 Canyon Breeze Dr.

Centerville, UT 84014

Attn: S. Matthew Schultz

Telephone: (801) 244-4405

Email: matt@cleanspark.com

(b)
To the Company at:

10624 S. Eastern Ave, A-638

Henderson, NV 89052

Attn: General Counsel

Telephone: (702) 989-7692

Email: lkoehler@cleanspark.com

or to such other address as may have been furnished to the Director or the Trust by the Company or to the Company by the Director or the Trust, as the case may be.

14.
Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
15.
Headings. The headings of the paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.
16.
Rules of Construction. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.
17.
Governing Law and Consent to Jurisdiction. This Agreement and all matters related hereto shall be governed by, and construed and enforced in accordance with, the laws of the State of Nevada, without regard to its conflict of laws rules, to the extent such rules would result in the application of the laws of any other jurisdiction. The Company, the Director, and the Trust hereby irrevocably and unconditionally (i) agree that any action or proceeding arising out of or in connection with this Agreement shall be brought only in the state or federal courts located in Clark County in the State of Nevada (in any case, the “Nevada Court”), and not in any other state or federal court in the United States of America or any court in any other country, (ii) consent to submit to the exclusive jurisdiction of the Nevada Court for purposes of any action or proceeding arising out of or in connection with this Agreement, (iii) waive any objection to the laying of venue of any such action or proceeding in the Nevada Court, and (iv) waive, and agree not to plead or to make, any claim that any such action or proceeding brought in the Nevada Court has been brought in an improper or inconvenient forum.

(Signature page follows)

IN WITNESS WHEREOF, the parties hereto have executed this Indemnification Agreement on and as of the day and year first above written.

COMPANY:

CleanSpark, Inc.

By: /s/ Leighton Koehler

Name: Leighton Koehler

Title: Corporate Secretary

DIRECTOR:

/s/ S. Matthew Schultz

S. Matthew Schultz

TRUST:

S M Schultz Irrevocable Trust

By: /s/ Sherree M. Schultz

Name: Sherree M. Schultz

Title: Trustee